150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20150171842-21
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time: 04/15/2015 4:45 PM
	Entity Number: C4643-1990

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

Cryoport, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Class B Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 1 of the Certificate of Designation of the Class B Preferred Stock is hereby amended to read as follows:

"1. Number of Shares; Designation. A total of Five Hundred Eighty Five Thousand (585,000) shares of preferred stock, par value $0.001, of the Corporation have been designated as "Class B Preferred Stock.""

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature] Robert S. Stefanovich, CFO

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.